UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2005 (February 14, 2005)

MQ ASSOCIATES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-101399	52-2148018
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

4300 North Point Parkway
Alpharetta, Georgia 30022
(Address of Principal Executive Office, including Zip Code)

(770) 300-0101
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement
ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
ITEM 8.01	Other Events and Regulation FD Disclosure

On February 14, 2005, MedQuest, Inc. (“MedQuest”) obtained a limited waiver from the Lenders under its Amended and Restated Credit Agreement dated as of September 3, 2003, as amended, by and among MQ Associates, Inc. (“MQ Associates”), MedQuest, as Borrower, the several lenders from time to time parties thereto (the “Lenders”), Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”), Chase Lincoln First Commercial Corporation, as Syndication Agent, and General Electric Capital Corporation and Wachovia Bank, National Association, as Co-Documentation Agents (the “Senior Credit Facility”).  The limited waiver provides a temporary waiver of any defaults and/or events of default under the Senior Credit Facility that may have occurred and may be continuing with respect to non-compliance with the financial covenant tests in the Senior Credit Facility for the period ended December 31, 2004 and/or prior periods.  The limited waiver also provides a temporary waiver of any defaults and/or events of default that may have occurred and may be continuing with respect to representations and warranties made or deemed made by MQ Associates and MedQuest under the Senior Credit Facility concerning financial statements and other information previously provided by MQ Associates and MedQuest to the Administrative Agent and Lenders relating to such periods.  The limited waiver is effective only until, and shall expire automatically upon, the earlier to occur of (x) March 31, 2005 and (y) delivery by MedQuest to the Administrative Agent and the Lenders of audited financial statements for the 2004 fiscal year (together with related certificates and other information) to the extent required by the Senior Credit Facility.  The limited waiver permanently waives the default that has occurred under the Senior Credit Facility due to MedQuest’s failure to deliver 2005 fiscal year projections to the Lenders by February 14, 2005, and extends the time by which MedQuest is required to deliver such projections to the Administrative Agent and the Lenders until the earlier of (i) March 31, 2005 and (ii) delivery by MedQuest to the Administrative Agent and the Lenders of audited financial statements for the 2004 fiscal year as required by the Senior Credit Facility.  As a condition to the continuing effectiveness of the limited waiver, MedQuest has agreed that the aggregate amount of all borrowings of revolving loans and/or swingline loans made, together with the aggregate amount of all letters of credit issued, under the Senior Credit Facility during the term of such limited waiver will not exceed $5.0 million.

As of February 14, 2005, outstanding borrowings under the Senior Credit Facility were approximately $87.1 million.  As of such date, the total amount of unused commitment under the revolving credit facility portion of the Senior Credit Facility was approximately $51.2 million after giving effect to letters of credit.  However, as described above, under the terms of the limited waiver, MedQuest has agreed not to draw more than $5.0 million of the unused commitment during the term of the limited waiver.

MedQuest expects to continue discussions with the Lenders to obtain a permanent waiver of any defaults and/or events of default that may have occurred.  There can be no assurance that MedQuest will be able to obtain such a permanent waiver to the Senior Credit Facility.  The failure to do so would have a material adverse effect on MedQuest.

MedQuest sought this limited waiver because it may be required to make certain writedowns of accounts receivable that would result in charges against income for 2004 and/or potentially prior periods.  Although the amount and timing of such writedowns have not been ascertained, such writedowns could have resulted in a default and/or event of default under the Senior Credit Facility if the limited waiver had not been obtained.  MedQuest’s Audit Committee is currently investigating these matters.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Number	Description of Exhibit

10.1

Limited Waiver and Agreement, dated as of February 14, 2005 among MQ Associates, Inc., MedQuest, Inc., the Lenders identified on the signature pages thereto, and Wachovia Bank, National Association, as administrative agent for the Lenders.

* * * * *

This Current Report on Form 8-K contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MedQuest’s future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MedQuest’s current expectations and are subject to a number of risks, uncertainties and assumptions. MedQuest can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the ability of MedQuest to negotiate a permanent waiver under the Senior Credit Facility, the uncertainty concerning the amount and timing of the writedowns, the findings of the Audit Committee’s investigation, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for MedQuest's services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect MedQuest’s ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in its Registration Statement on Form S-4 declared effective on October 14, 2004 as well as other periodic reports filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MQ ASSOCIATES, INC.

Dated: February 15, 2005

	By:	/s/THOMAS C. GENTRY
Name:Thomas C. Gentry
Title:Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Limited Waiver and Agreement, dated as of February 14, 2005 among MQ Associates, Inc., MedQuest, Inc., the Lenders identified on the signature pages thereto, and Wachovia Bank, National Association, as administrative agent for the Lenders.